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                                                                      EXHIBIT 12


                        RAYONIER INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                      (Unaudited, thousands of dollars)


                                                                  Year Ended December 31
                                                ----------------------------------------------------------
                                                   1998        1997        1996         1995        1994
                                                --------    --------    ---------     --------    --------
Earnings:
Income (loss) from continuing operations        $ 63,635    $ 87,319    $    (160)    $142,348    $ 70,032

Add (deduct):
   Income tax                                     26,519      33,328      (13,297)      65,711      38,038
   Minority interest                                  --      25,520       27,474       29,897      32,419
   Amortization of capitalized interest            2,331       2,067        4,505        1,963       1,644
                                                --------    --------    ---------     --------    --------
                                                  92,485     148,234       18,522      239,919     142,133
                                                --------    --------    ---------     --------    --------
   Adjustments to earnings for fixed charges:
   Interest and other financial charges           34,712      25,868       27,662       33,615      31,065
   Interest factor attributable to rentals         1,750       1,974        2,187        1,444       1,474
                                                --------    --------    ---------     --------    --------
                                                  36,462      27,842       29,849       35,059      32,539
                                                --------    --------    ---------     --------    --------
Earnings as adjusted                            $128,947    $176,076    $  48,371     $274,978    $174,672
                                                ========    ========    =========     ========    ========

Fixed charges:
   Fixed charges above                          $ 36,462    $ 27,842    $  29,849     $ 35,059    $ 32,539
   Capitalized interest                              262       5,005        2,664        1,346         194
                                                --------    --------    ---------     --------    --------
Total fixed charges                               36,724      32,847       32,513       36,405      32,733
                                                ========    ========    =========     ========    ========
Ratio of earnings as adjusted to
   total fixed charges                              3.51        5.36         1.49         7.55        5.34
                                                ========    ========    =========     ========    ========

Effective tax rate                                    29%         28%         (42)%         32%         35%
                                                --------    --------    ---------     --------    --------